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SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Lynx Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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LYNX THERAPEUTICS, INC.
25861 Industrial Blvd.
Hayward, California 94545

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 14, 2003

Dear Stockholder,

     You are cordially invited to attend a Special Meeting of Stockholders of Lynx Therapeutics, Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, January 14, 2003 at 10:00 a.m. local time at the Company’s principal executive offices at 25861 Industrial Blvd., Hayward, California 94545 for the following purposes:

1.	To approve amendments to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including four and eight would be combined into one share of our common stock and to authorize our Board of Directors to select and file one such amendment.

2.	To conduct any other business properly brought before the meeting.

     These items of business are more fully described in the Proxy Statement accompanying this Notice.

     The record date for the Special Meeting is December 9, 2002. Only stockholders of record at the close of business on that date may vote at the Special Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Edward C. Albini Secretary

Hayward, California
December 13, 2002

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THAT RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PROPOSAL 1
AMENDMENTS TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS
APPENDIX A

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LYNX THERAPEUTICS, INC.
25861 Industrial Blvd.
Hayward, California 94545

PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS
JANUARY 14, 2003

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

     We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Lynx Therapeutics, Inc. (sometimes referred to as “Lynx” or the “Company”) is soliciting your proxy to vote at a Special Meeting of Stockholders. You are invited to attend the special meeting, and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

     We intend to mail this proxy statement and accompanying proxy card on or about December 13, 2002 to all stockholders of record entitled to vote at the special meeting.

Who can vote at the special meeting?

     Only stockholders of record at the close of business on December 9, 2002 will be entitled to vote at the special meeting. On this record date, there were [                ]  shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

     If on December 9, 2002 your shares were registered directly in your name with our transfer agent, EquiServe Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

     If on December 9, 2002 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

     There is one matter scheduled for a vote:

•	To approve amendments to our amended and restated certificate of incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including four and eight would be combined into one share of our common stock and to authorize our board of directors to select and file one such amendment.

How do I vote?

     You may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

     If you are a stockholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

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•	To vote in person, come to the special meeting, and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

     If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Lynx. Simply complete and mail the proxy card to ensure that your vote is counted. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ web site at (www.proxyvote.com). To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

     Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on January 13, 2003. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the special meeting.

     The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

How many votes do I have?

     On each matter to be voted upon, you have one vote for each share of common stock you own as of December 9, 2002.

What if I return a proxy card but do not make specific choices?

     If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the amendment of our amended and restated certificate of Incorporation. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

     We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees and The Altman Group may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but The Altman Group will be paid its customary fee of approximately $5,000.00 plus out-of-pocket expenses if it solicits proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

     If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

     Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to the Company’s Secretary at 25861 Industrial Blvd., Hayward, California 94545.

•	You may attend the special meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

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How are votes counted?

     Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. “Broker non-vote” refers to a proposal for which a broker or bank does not have the authority to vote, but has the authority to vote and does vote on some proposals. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

How many votes are needed to approve the proposal?

•	To be approved, Proposal No. 1, to amend our amended and restated certificate of incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including four and eight would be combined into one share of our common stock, must receive a “For” vote from holders of a majority of our outstanding shares. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding stock entitled to vote is represented by votes at the meeting or by proxy. On the record date, there were [                ]  shares outstanding and entitled to vote. Thus, [                ]  shares must be represented by votes at the meeting or by proxy to have a quorum.

     Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the special meeting?

     Preliminary voting results will be announced at the special meeting. Final voting results will be published in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2002.

When are stockholder proposals due for next year’s annual meeting?

     To be considered for inclusion in proxy materials for Lynx’s 2003 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission, your proposal must be submitted in writing by April 18, 2003 to the Secretary of Lynx Therapeutics, Inc., at 25861 Industrial Blvd., Hayward, CA 94545. If you wish to submit a proposal that is not to be included in next year’s proxy materials, you must do so by June 25, 2003. Unless a stockholder at the Company’s 2003 annual meeting of stockholders notifies the Company of such proposals or nominations prior to the meeting and in accordance with the Company’s Bylaws, the Chairman of the meeting will have discretionary authority to declare at the meeting that such matters cannot be transacted. You are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

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PROPOSAL 1

AMENDMENTS TO AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

OVERVIEW

     Our Board of Directors (the “Board”) has unanimously approved a proposal to amend our certificate of incorporation to effect a reverse stock split of all outstanding shares of our common stock at an exchange ratio ranging from one-to-four to one-to-eight. The Board has recommended that this proposal be presented to our stockholders for approval. You are now being asked to vote upon amendments to our certificate of incorporation to effect this reverse stock split whereby a number of outstanding shares of our common stock between and including four and eight, such number consisting only of whole shares, will be combined into one share of our common stock. Pending stockholder approval, the Board will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of Lynx and its stockholders, whether or not to effect a reverse stock split, and if so, the number of shares of our common stock between and including four and eight that will be combined into one share of our common stock, at any time before the first anniversary of this special meeting of stockholders. The Board believes that stockholder approval of amendments granting the Board this discretion, rather than approval of a specified exchange ratio, provides the Board with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of Lynx and its stockholders.

     The text of the forms of proposed amendments to our certificate of incorporation is attached to this proxy statement as Appendix A. By approving these amendments, stockholders will approve a series of amendments to our certificate of incorporation pursuant to which any whole number of outstanding shares between and including four and eight would be combined into one share of our common stock, and authorize the Board to file only one such amendment, as determined by the Board in the manner described herein, and to abandon each amendment not selected by the Board. The Board may also elect not to do any reverse split.

     If approved by the stockholders and following such approval the Board determines that effecting a reverse stock split is in the best interests of Lynx and its stockholders, the reverse stock split will become effective upon filing one such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Board within the limits set forth in this proposal to be combined into one share of our common stock.

     If the Board elects to effect a reverse stock split following stockholder approval, the number of issued and outstanding shares of common stock would be reduced in accordance with an exchange ratio determined by the Board within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The par value of our common stock would remain unchanged at $0.01 per share. The amendment would not change the number of authorized shares of common stock.

REASONS FOR THE REVERSE STOCK SPLIT

     The Board believes that a reverse stock split may be desirable for a number of reasons. First, the Board believes that a reverse stock split may allow us to avoid having our common stock delisted from the Nasdaq National Market. Second, the Board believes that a reverse stock split could improve the marketability and liquidity of our common stock. Third, the Board believes that a reverse stock split is desirable in order to increase our common stock price in the near term while the Company continues to progress towards achieving its business objectives.

     Our common stock is quoted on the Nasdaq National Market. In order for our common stock to continue to be quoted on the Nasdaq National Market, we must satisfy certain listing maintenance standards established by Nasdaq. Among other things, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 90 calendar days following notification by Nasdaq, Nasdaq may delist our common stock from trading on the Nasdaq National Market. If our common stock were to be delisted, and our common stock does not qualify for trading on the Nasdaq SmallCap Market, our common stock would trade on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. Such alternative markets are generally considered to be less efficient than, and not as broad as, the Nasdaq National Market.

     On September 10, 2002, we received a letter from Nasdaq advising us that our common stock had not met Nasdaq’s minimum bid price requirement for 30 consecutive trading days and that, if we were unable to demonstrate compliance with this requirement during the 90 calendar days ending December 9, 2002, our common stock would be subject to delisting at that time.

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     The Board expects that a reverse stock split of our common stock will increase the market price of our common stock so that we are able to maintain compliance with the Nasdaq minimum bid price listing standard. However, the effect of a reverse split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied. It is possible that the per share price of our common stock after the reverse split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The market price of our common stock may be based also on other factors that may be unrelated to the number of shares outstanding, including our future performance. In addition, there can be no assurance that we will not be delisted due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of our common stock remains in excess of $1.00. Notwithstanding the foregoing, the Board believes that the proposed reverse stock split, when implemented within the proposed exchange ratio range, will result in the market price of our common stock rising to the level necessary to satisfy the $1.00 minimum bid price requirement.

     The Board also believes that the increased market price of our common stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of our common stock may be adversely affected by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split. The Board is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

     The Board is hopeful that the price of our common stock will increase as a result of improvements in the Company’s business. The Board believes that the market price of our common stock will increase to the extent the Company is able to achieve commercial success over time. Nevertheless, the Board believes that a reverse stock split is desirable because of the anticipated higher market price of our common stock resulting from such action.

BOARD DISCRETION TO IMPLEMENT THE REVERSE STOCK SPLIT

     If the reverse stock split is approved by our stockholders, it will be effected, if at all, only upon a determination by the Board that a reverse stock split (with an exchange ratio determined by the Board as described above) is in the best interests of Lynx and its stockholders. Such determination shall be based upon certain factors, including meeting the listing requirements for the Nasdaq National Market, existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. Notwithstanding approval of the reverse stock split by the stockholders, the Board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split prior to the one-year anniversary of this special meeting of stockholders, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board fails to implement any of the reverse stock splits prior to the one-year anniversary of this special meeting of stockholders, stockholder approval again would be required prior to implementing any reverse stock split.

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EFFECTS OF THE REVERSE STOCK SPLIT

     After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of our common stock. However, the proposed reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the reverse stock split would continue to hold 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split).

     Although the proposed reverse stock split will not affect the rights of stockholders or any stockholder’s proportionate equity interest in Lynx, subject to the treatment of fractional shares, the number of authorized shares of common stock will not be reduced. This will increase significantly the ability of the Board to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our certificate of incorporation or bylaws.

     The proposed reverse stock split will reduce the number of shares of common stock available for issuance under our 1992 Stock Option Plan, as amended, and 1998 Employee Stock Purchase Plan in proportion to the exchange ratio selected by the Board within the limits set forth in this proposal. We also have certain outstanding stock options and warrants to purchase shares of our common stock. Under the terms of the outstanding stock options and warrants, the proposed reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants. In connection with the proposed reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

     If the proposed reverse stock split is implemented, it will increase the number of stockholders of Lynx who own “odd lots” of less than 100 shares of our common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

     Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act. Subject to Nasdaq’s consent, if the proposed reverse stock split is implemented, our common stock will continue to be reported on the Nasdaq National Market under the symbol “LYNX” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

     The proposed reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the exchange ratio selected by the Board in the manner described above, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

EFFECTIVE DATE

     The proposed reverse stock split would become effective as of 5:00 p.m. Eastern time on the date of filing of a certificate of amendment to our certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with reverse stock split ratio determined by the Board within the limits set forth in this proposal.

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PAYMENT FOR FRACTIONAL SHARES

     No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of our common stock on the effective date as reported on the Nasdaq National Market by (ii) the number of shares of our common stock held by such stockholder that would otherwise have been exchanged for such fractional share interest.

EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the “exchange agent.” Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

ACCOUNTING CONSEQUENCES

     The par value per share of our common stock would remain unchanged at $0.01 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

NO APPRAISAL RIGHTS

     Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to our proposed amendments to our charter to effect the reverse stock split, and we will not independently provide our stockholders with any such rights.

MATERIAL FEDERAL U.S. INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

     The following is a summary of important tax considerations of the proposed reverse stock split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”), stockholders who are subject to the alternative minimum tax provisions of the Code and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

     The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

     A holder of the pre-reverse split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

     No gain or loss will be recognized by the Company as a result of the reverse stock split.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 1.

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SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of November 1, 2002 by: (i) each stockholder who is known by the Company to own beneficially more than 5% of the common stock; (ii) our Chief Executive Officer and four other most highly compensated executive officers at November 1, 2002; (iii) each director of the Company; and (iv) all current directors and executive officers of the Company as a group.

	Beneficial Ownership(1)

Name of Beneficial Owner	Number of Shares	Percent of Total

Entities affiliated with Citigroup Inc.(2)	4,587,959	14.6%

399 Park Avenue

New York, NY 10043

Entities affiliated with Seneca Capital (3)	2,800,000	9.0%

527 Madison Avenue, 11th Floor

New York, NY 10022

Entities affiliated with Takara Bio Inc.	2,361,328	7.7%

Seta 3-4-1, Otsu

Shiga, 520-2193, Japan

Perceptive Life Sciences Master Fund Ltd.(4)	2,379,100	7.6%

5437 Connecticut Avenue, N.W

Suite 100

Washington DC, 20015

Entities affiliated with Hambrecht & Quist Capital Management LLC(5)	2,504,000	8.04%

30 Rowes Wharf

Suite 430

Boston, MA 02110

Entities affiliated with Friedman Billings Ramsey Group, Inc.(6)	1,527,000	4.86%

1001 Nineteenth Street North

Arlington, VA 22209

Craig C. Taylor(7)	531,439	1.7%

Sydney Brenner, M.B., D.Phil.(8)	350,666	1.2%

Edward C. Albini(9)	143,052	*

Jen-i Mao, Ph.D.(10)	93,669	*

Kathy A. San Roman (11)	72,321	*

Kevin P. Corcoran(12)	70,723	*

James C. Kitch(13)	44,341	*

Richard P. Woychik, Ph.D.(14)	34,166	*

Leroy Hood, M.D., Ph.D.(15)	24,118	*

David C. U’Prichard, Ph.D.(16)	11,766	*

Marc D. Kozin	0	*

Thomas J. Vasicek, Ph.D.	0	*

All directors and officers as a group (12 persons)(17)	1,376,328	7.7%

*	Less than one percent.

(1)	This table is based on information supplied by officers, directors and principal stockholders and Schedule 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Except as otherwise noted, and subject to community property laws where applicable, the Company believes that each person or entity named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by him, her or it. Percentage of beneficial ownership is based on 30,491,073 shares of common stock outstanding as of November 1, 2002, except as otherwise

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noted in the footnotes. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2002, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of beneficial ownership of any other person.

(2)	Includes 2,500,000 shares of common stock and 1,000,000 shares of common stock issuable upon exercise of a warrant held by Horizon Waves & Co. (“HW”). Also includes 542,500, 537,800 and 7,659 shares of common stock held by Cede & Co. (“Cede”), Salomon Smith Barney, Inc. (“SSB”) and Salomon Brothers Inc. (“SBI”), respectively. HW and Cede are nominees used by Smith Barney Fundamental Value Fund (“SBFVF”) to register the shares, SBFVF is a mutual fund controlled by Citigroup Inc., and SSB and SBI are subsidiaries of Citigroup Inc. Davis Skaggs Investment Management (“DSIM”) has sole power to vote and control the disposition of the shares held by HW, Cede and SSB. DSIM is a division of Smith Barney Asset Management, Inc., which is also a subsidiary of Citigroup Inc. Therefore, Citigroup Inc. may be deemed to be the beneficial owner of the securities held by HW, Cede and SSB. Citigroup Inc. disclaims beneficial ownership of the shares held by SBI because it does not have sole or shared power to vote or control the disposition of such shares.

(3)	Includes 1,400,000 shares of common stock and 560,000 shares of common stock issuable upon exercise of a warrant held by Seneca Capital International, Ltd. (SCI Ltd.”). Also includes 600,000 shares of common stock and 240,000 shares of common stock issuable upon exercise of a warrant held by Seneca Capital L.P. (“SC L.P.”), a limited partnership. Seneca Capital Investments LLC (SCI LLC”) serves as the investment advisor for SCI Ltd. Seneca Capital Advisors LLC (“SCA LLC”) serves as the general partner of SC L.P. Douglas Hirsch is the managing member of both SCI LLC and SCA LLC. In this capacity, Mr. Hirsch has sole power to vote and control the disposition of the shares held by SCI Ltd. and SC L.P., and therefore, may be deemed to be the beneficial owner of such shares.

(4)	Includes 760,000 shares of common stock issuable upon exercise of a warrant.

(5)	Includes 1,066,000 shares of common stock and 386,400 shares of common stock issuable upon exercise of a warrant held by H&Q Healthcare Investors (“HQHI”). Also includes 794,000 shares of common stock and 257,600 shares of common stock issuable upon exercise of a warrant held by H&Q Science Investors (“HQSI”). HQHI and HQSI are both wholly owned subsidiaries of Hambrecht & Quist Capital Management LLC (“QCM”). HQCM has sold power to vote and control the disposition of the shares held by HQHI and HQSI, and therefore, is deemed to be the beneficial owners of such shares.

(6)	Includes 625,000 shares of common stock and 250,000 shares of common stock issuable upon exercise of a warrant held by FBR Private Equity Fund, L.P. (“PEF”), and 652,000 shares of common stock issuable upon exercise of a warrant held by and Friedman, Billings, Ramsey & Co., Inc. (“FBR & Co.”). PEF is an equity fund limited partnership. Friedman, Billings, Ramsey Investment Management, Inc., a wholly owned subsidiary of Friedman, Billings, Ramsey Group, Inc. (“FBRG”), serves as the general partner of PEF, and in that capacity directs its investment activities. FBR & Co. is also a wholly owned subsidiary of FBRG. FBRG disclaims beneficial ownership of the securities held by PEF and FBR & Co.

(7)	Includes 116,243 shares of common stock, 10,000 shares of common stock issuable upon exercise of stock options and 41,092 shares of common stock issuable upon exercise of warrants held by Mr. Taylor. Also includes 364,104 shares of common stock held by Asset Management Associates 1989 L.P. Mr. Taylor, the Chairman of the Board of Lynx, is a general partner of AMC Partners 89, which is the general partner of Asset Management Associates 1989 L.P. Mr. Taylor shares the power to vote and control the disposition of shares held by Asset Management Associates 1989 L.P. and, therefore, may be deemed to be the beneficial owner of such shares. Mr. Taylor disclaims beneficial ownership of such shares, except to the extent of his pro-rata interest therein.

(8)	Includes 120,666 shares of common stock issuable upon exercise of stock options held by Dr. Brenner that are exercisable within 60 days of November 1, 2002.

(9)	Includes 92,332 shares of common stock issuable upon exercise of stock options held by Mr. Albini that are exercisable within 60 days of November 1, 2002.

(10)	Includes 91,750 shares of common stock issuable upon exercise of stock options held by Dr. Mao that are exercisable within 60 days of November 1, 2002.

(11)	Includes 66,948 shares of common stock issuable upon exercise of stock options held by Ms. San Roman that are exercisable within 60 days of November 1, 2002.

(12)	Includes 38,218 shares of common stock issuable upon exercise of stock options held by Mr. Corcoran that are exercisable within 60 days of November 1, 2002.

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(13)	Includes 17,985 shares of common stock, 20,000 shares of common stock issuable upon the exercise of stock options and 6,356 shares of common stock issuable upon exercise of a warrant held by Mr. Kitch. Mr. Kitch holds these options for the benefit of Cooley Godward LLP. He shares the power to vote and control the disposition of such shares and, therefore, may be deemed to be the beneficial owner of such shares. Mr. Kitch disclaims beneficial ownership of such shares, except to the extent of his pro-rata interest therein.

(14)	Includes 34,166 shares of common stock issuable upon exercise of stock options held by Dr. Woychik that are exercisable within 60 days of November 1, 2002.

(15)	Includes 17,222 shares of common stock issuable upon exercise of stock options held by Dr. Hood that are exercisable within 60 days of November 1, 2002.

(16)	Includes 11,666 shares of common stock issuable upon exercise of stock options held by Dr. U’Prichard that are exercisable within 60 days of November 1, 2002.

(17)	Includes 825,845 shares of common stock (including shares of common stock held by entities affiliated with certain directors), 502,968 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of November 1, 2002 and 47,448 shares of common stock issuable upon exercise warrants held by current directors and officers. See Notes 7 through 16 above.

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OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Edward C. Albini Secretary

December 13, 2002

DELIVERY OF THIS PROXY STATEMENT

     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

     This year, a number of brokers with account holders who are Lynx stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to: Investor Relations, Lynx Therapeutics, Inc., 25861 Industrial Blvd., Hayward, CA 94545 or contact Lynx’s, Vice President, Human Resources and Administration, Lynx Therapeutics, Inc., 25861 Industrial Blvd., Hayward, California 94545 at (510) 670-9300.

     Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

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APPENDIX A

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
LYNX THERAPEUTICS, INC.

     Lynx Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST:    The name of the Corporation is Lynx Therapeutics, Inc.

     SECOND:    The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 18, 1992 under the name of Applied Genomics Incorporated.

     THIRD:    The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions to amend the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

“This Corporation is authorized to issue two classes of stock to be designated, respectively, “Preferred Stock” and “Common Stock.” The total number of shares that the Corporation is authorized to issue is Sixty-two million (62,000,000) shares. Sixty million (60,000,000) shares shall be Common Stock, par value one cent ($.01) per share (the “Common Stock”) and Two million (2,000,000) shares shall be Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”). Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each [*] shares of the Corporation’s Common Stock, par value one cent ($.01) per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value one cent ($.01) per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on The Nasdaq National Market as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.”

     FOURTH: This Certificate of Amendment to Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of the stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was [                ]  shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment to Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

     IN WITNESS WHEREOF, Lynx Therapeutics, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of                 , 2003.

LYNX THERAPEUTICS, INC.

Kevin P. Corcoran Chief Executive Officer

*	By approving these amendments, stockholders will approve the combination of any whole number of shares of Common Stock between and including four (4) and eight (8) into one (1) share of Common Stock. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that number determined by the Board of Directors to be in the best interests of the Corporation and its stockholders. In accordance with these resolutions, the Board of Directors will not implement any amendment providing for a different split ratio.

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COMPANY #

CONTROL #

LYNX THERAPEUTICS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 14, 2003

     The undersigned hereby appoints Kevin P. Corcoran and Edward C. Albini, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Lynx Therapeutics, Inc. (“Lynx”) that the undersigned may be entitled to vote at the Special Meeting of Stockholders of Lynx Therapeutics, Inc. to be held at Lynx’s corporate headquarters, located at 25861 Industrial Blvd., Hayward, California 94545 on Tuesday, January 14, 2003 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Please Sign on Reverse Side)

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Please date, sign and mail your
Proxy card back as soon as possible!

Special Meeting of Stockholders
LYNX THERAPEUTICS, INC.

January 14, 2003

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Lynx Therapeutics, Inc., 25861 Industrial Blvd., Hayward, California 94545.

Please Detach Here and Mail in Envelope Provided

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL 1:	To approve amendments to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including four and eight would be combined into one share of our common stock and to authorize our Board of Directors to select and file one such amendment.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Signature(s)	Dated

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.